Pro Forma Statement of Income for the Period Ended December 31, 2003				Exhibit 99.5
(in thousands, except per share data)

	First Security Group Consolidated	Kenesaw Leasing & J&S Leasing	Adjustments	Pro Forma
INTEREST INCOME
Loans, including fees	$28,690	$8,175	$-	$36,865
Debt securities - taxable	1,904	-	-	1,904
Debt securities - nontaxable	522	-	-	522
Other	438	-	-	438
Total interest income	31,554	8,175	-	39,729

INTEREST EXPENSE
Interest bearing demand deposits	121	-	-	121
Savings and money market deposits	1,305	-	-	1,305
Certificates of deposit of $100 thousand or more	2,748	-	-	2,748
Certificates of deposit of less than $100 thousand	4,136	-	-	4,136
Brokered certificates of deposit	114	-	-	114
Other	473	1,124	354 [1]	1,951
Total interest expense	8,897	1,124	354	10,375

NET INTEREST INCOME	22,657	7,051	(354)	29,354
Provision for loan losses	2,122	694	-	2,816
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	20,535	6,357	(354)	26,538

NONINTEREST INCOME
Service charges on deposit accounts	2,382	-	-	2,382
Other	2,912	251	-	3,163
Gain on sales of available-for-sale securities, net	24	-	-	24
Total noninterest income	5,318	251	-	5,569

NONINTEREST EXPENSE
Salaries and employee benefits	12,014	1,291	-	13,305
Expense on premises and fixed assets, net of rental income	4,701	-	-	4,701
Other noninterest expense	5,563	521	-	6,084
Total noninterest expense	22,278	1,812	-	24,090

INCOME BEFORE INCOME TAX PROVISION	3,575	4,796	(354)	8,017
Income tax provision	1,119	1,823	(135)[2]	2,807

INCOME BEFORE EXTRAORDINARY GAIN	2,456	2,973	(219)	5,210
Extraordinary gain business combination, net of income tax	-	-	785 [3]	785

NET INCOME	$2,456	$2,973	$566	$5,995

NET INCOME PER SHARE [4]
Net Income Per Share Before Extraordinary Item - Basic	$0.20		$(0.02)	$0.43
Extraordinary Item - Basic	$-		$0.06	$0.06
Net Income Per Share - Basic	$0.20		$0.04	$0.49

Net Income Per Share Before Extraordinary Item - Diluted	$0.20		$(0.02)	$0.43
Extraordinary Item - Diluted	$-		$0.06	$0.06
Net Income Per Share - Diluted	$0.20		$0.04	$0.49

[1]
Estimate of the funding cost of the purchase price of $13.0 million. The proforma adjustment of $354 thousand related to the funding cost represents our estimate of the interest cost on a line of credit based on an average 90 day LIBOR rate plus 150 basis points, or 2.72%, which is similar to the funding arrangement between the leasing companies and the predecessor institution.

[2]	Represents the tax benefit associated with the interest expense referred to in footnote 1, using a tax rate of 38.0%.

[3]
Represents the extraordinary gain recognized by the Company in conjunction with the business combination.  The recognition of this extraordinary gain is in accordance with the provisions of Statement of Financial Accounting Standard No. 141. The extraordinary gain is reflected net of income tax of $481 thousand based on a 38.0% tax rate.

[4]	Reflects the 12-for-10 stock split distributed on December 22, 2004, to shareholders of record on December 10, 2004.